Exhibit 10.33

CONVERTIBLE NOTE EXCHANGE AGREEMENT

This CONVETIBLE NOTE EXCHANGE AGREEMENT (this “Agreement”) is made by and between Viveve, Inc., a Delaware corporation (the “Company”), and GBS Venture Partners Limited, trustee for GBS BioVentures III (the “Note Holder”) as of May 9, 2014. The Note Holder and the Company will be referred to singly as a “Party” and collectively as the “Parties.”

WHEREAS, on various dates, the Company issued to Note Holder six (6) Convertible Promissory Notes in the aggregate principal amount of $1,750,000 (collectively, the “Notes”), copies of which are attached hereto as Exhibit A;

WHEREAS, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, PLC Systems, Inc., a Yukon Territory corporation (“Parent”) and PLC Systems Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which the Company will merge with Merger Sub and become a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, it is a condition to the closing of the Merger that the Company and Note Holder terminate the Notes on or prior to the closing date of the Merger; and

WHEREAS, the Parties desire to terminate the Notes on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

1.

Consideration. The Note Holder shall receive a warrant to acquire shares representing five percent (5%) of all of the issued and outstanding Common Stock of Parent immediately following the Effective Date, as defined in the Merger Agreement, and the Private Placement, as defined in the Agreement and Plan of Merger, a form of which is attached hereto as Exhibit B, in full and fair consideration for the termination of the Notes and Note Holder’s other agreements set forth in this Agreement.

2.

Termination of Notes. It is agreed and acknowledged that immediately prior to the Effective Time (as defined in the Merger Agreement), and without any action on the part of the Company or the Note Holder, the Notes shall be terminated and canceled in full and rendered null and void. All past, current, or future obligations of the Parties under the Notes shall be extinguished, except as otherwise expressly set forth in this Agreement. The Note Holder will return the original Notes for cancellation by the Company on the Effective Date. The Note Holder acknowledges and agrees that as of the Effective Date, it shall have no surviving right, title or interest in or to the Notes, any shares issuable upon the conversion thereof.

3.

Release, Waiver and Covenant Not to Sue. In consideration of the mutual covenants and agreements contained in this Agreement, each Party hereby releases, waives and forever discharges the other Party and each of its affiliates and their respective members, shareholders, officers, directors, and employees (collectively, “Representatives”), from any and every action, cause of action, complaint, claim, demand, administrative charge, legal right, compensation obligation, damages (including exemplary or punitive damages), benefits, liability, costs and/or expenses (including attorneys’ fees), that such party has, may have, or may be entitled to against the other party, whether legal, equitable or administrative, whether known or unknown, whether past, current or future, which arise directly or indirectly out of, or are related in any way to, the Notes. This Agreement is intended as a general release, representing a full and complete disposition and satisfaction of the Parties’ real or alleged legal obligations to each other relating to, arising from or connected with the Notes.

4.	Waiver of Notice. The Note Holder hereby waives any right under the Notes or any related agreement to receive notice of any of the transactions related to the Merger.

5.

Representations and Warranties. The Note Holder represents and warrants that (a) it has not exercised or purported to exercise its right to convert any of the Notes in whole or in part into any shares of the Company’s Common Stock or Preferred Stock, (b) it is the sole owner and holder of the Notes, and has not assigned, transferred, sold, pledged, conveyed or otherwise disposed of (or attempted any of the foregoing with respect to) the Notes or any shares convertible thereunder and (c) has the power and authority to execute and deliver this Agreement.

6.

Entire Agreement. This Agreement contains and comprises the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all previous covenants and agreements of any kind between the Parties with respect to such subject matter. The Parties also agree that the terms of this Agreement shall not be amended or changed except in writing and signed by a duly authorized representative of each Party. The Parties further agree that this Agreement shall be binding on and inure to the benefit of each Party, their successors and assigns.

7.

Automatic Termination of Agreement. In the event of any termination of the Merger Agreement pursuant to the terms thereof without the Merger being consummated, this Agreement shall automatically become null and void and of no further force or effect.

8.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

9.

Third-Party Beneficiaries. Except as expressly provided, no provision of this Agreement is intended to, and no provision of this Agreement shall, confer upon any party other than the Parties (and their successors and assigns, if any) any rights or remedies under this Agreement. This Agreement is made, in part, in order to enable the shareholders of the Company to induce Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement and Parent and Merger Sub shall be intended third party beneficiaries of this Agreement.

10.

Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provisions or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

11.

Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but both of which together shall constitute but one and the same instrument. Facsimile signatures shall be treated as originals for all purposes.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

COMPANY:

VIVEVE, INC.

By:        /s/ Patricia Scheller

Name:   Patricia Scheller

Title:     Chief Executive Officer

NOTE HOLDER:

GBS VENTURE PARTNERS LIMITED,

AS TRUSTEE FOR GBS BIOVENTURES III

By:        /s/ Brigitte Smith

Name:   Brigitte Smith

Title:     Managing Director

EXHIBIT A

CONVERTIBLE PROMISSORY NOTES

EXHIBIT B

FORM OF WARRANT TO PURCHASE PARENT COMMON STOCK